AGREEMENT AND PLAN OF MERGER

                          (REVERSE TRIANGULAR MERGER)

                                 BY AND AMONG

                               ZMAX CORPORATION,
                                      A DELAWARE CORPORATION

                       ECLIPSE ACQUISITION CORPORATION,
                                      AN ILLINOIS CORPORATION

                      ECLIPSE INFORMATION SYSTEMS, INC.,
                                      AN ILLINOIS CORPORATION

                                      AND

                         FRANK SCHULTZ, MARK MIRABILE,
                         JOHN SCHULTZ AND SCOTT SHEDD,
                                      AS THE MAJORITY SHAREHOLDERS

                                      AND

                    BRAD ADAMS, RON HILICKI, FRED ANDERSON,
                HAROLD ZIMMERMAN, CHRIS GILDONE, DAVE VITTITOW,
                 KRISTINA PALMER, TOM CARROLL AND GARY SINGER
                                      AS THE MINORITY SHAREHOLDERS

                               DECEMBER 14, 1998

                               TABLE OF CONTENTS

                                                                                                 PAGE

                                                     ARTICLE I

                                                    DEFINITIONS

Section 1.01     Definitions.....................................................................  6

                                  ARTICLE II

                     THE MERGER AND PLAN OF REORGANIZATION

Section 2.01     The Merger...................................................................... 11
Section 2.02     Effects of the Merger........................................................... 11
Section 2.03     Directors and Officers.......................................................... 11
Section 2.04     Conversion of Eclipse Shares.................................................... 12
Section 2.05     Closing and Closing Date ....................................................... 12

                                  ARTICLE III

                             CONVERSION OF SHARES

Section 3.01     Conversion of Eclipse Shares.................................................... 12
Section 3.02     Adjustments; Delivery of Certificates........................................... 13

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ECLIPSE
                         AND THE MAJORITY SHAREHOLDERS

Section 4.01     Organization.................................................................... 14
Section 4.02     Capitalization.................................................................. 14
Section 4.03     Authority Relative to this Agreement............................................ 15
Section 4.04     Consents and Approvals; No Violations........................................... 15
Section 4.05     Financial Statements............................................................ 15
Section 4.06     Absence of Certain Changes...................................................... 16
Section 4.07     No Undisclosed Liabilities...................................................... 16
Section 4.08     Accuracy of Statements.......................................................... 16
Section 4.09     No Default ..................................................................... 16
Section 4.10     Litigation...................................................................... 16
Section 4.11     Compliance with Applicable Law.................................................. 17
Section 4.12     Taxes........................................................................... 17
Section 4.13     ERISA........................................................................... 17



Section 4.14     Intellectual Property........................................................... 18
Section 4.15     Change in Control............................................................... 19
Section 4.16     Brokers; Finders................................................................ 19
Section 4.17     Operations of Eclipse........................................................... 19
Section 4.18     Insurance....................................................................... 20
Section 4.19     Assets.......................................................................... 20
Section 4.20     Improper and Other Payments..................................................... 20
Section 4.21     Additional Shareholder Representations.......................................... 20

                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF ZMAX AND ACQUISITION

Section 5.01     Organization.................................................................... 22
Section 5.02     Capitalization.................................................................. 22
Section 5.03     Authority Relative to this Agreement............................................ 23
Section 5.04     Consents and Approvals; No Violations........................................... 23
Section 5.05     Reports......................................................................... 24
Section 5.06     Accuracy of Statements.......................................................... 24
Section 5.07     No Undisclosed Liabilities...................................................... 24
Section 5.08     No Default...................................................................... 24
Section 5.09     Litigation...................................................................... 24
Section 5.10     Compliance with Applicable Law.................................................. 25
Section 5.11     Brokers; Finders................................................................ 25
Section 5.12     Interim Operations of Acquisition............................................... 25
Section 5.13     Merger Representation........................................................... 25

                                  ARTICLE VI

                                   COVENANTS

Section 6.01     Covenants of Eclipse............................................................ 25
Section 6.02     Press Releases.................................................................. 27
Section 6.03     No Solicitation................................................................. 27
Section 6.04     Access to Information........................................................... 28
Section 6.05     Best Efforts.................................................................... 28
Section 6.06     Shareholders Meeting............................................................ 28
Section 6.07     Contact Clients................................................................. 29
Section 6.08     Notice Regarding Change in Circumstances........................................ 29
Section 6.09     Indemnification................................................................. 29
Section 6.10     Eclipse Employment or Consulting Agreements..................................... 31
Section 6.11     Stock Options................................................................... 31
Section 6.12     Registration Rights of ZMAX Shares.............................................. 31
Section 6.13     Expenses........................................................................ 32


                                      2

Section 6.14     Non-competition................................................................. 32
Section 6.15     Appointment of Frank Schultz as ZMAX Director................................... 32
Section 6.16     Employment Agreements........................................................... 32
Section 6.17     Limitation on Eclipse Liabilities............................................... 32

                                  ARTICLE VII

                                  CONDITIONS

Section 7.01     Conditions to Each Party's Obligation to Effect the Merger...................... 33
Section 7.02     Conditions of Obligations of ZMAX and Acquisition to Effect the Merger.......... 34
Section 7.03     Conditions of Obligation of Eclipse to Effect the Merger........................ 36


                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

Section 8.01     Termination..................................................................... 38
Section 8.02     Effect of Termination........................................................... 38
Section 8.03     Amendment....................................................................... 39
Section 8.04     Extension; Waiver............................................................... 39


                                  ARTICLE IX

                         POST-EFFECTIVE DATE COVENANTS

Section 9.01     Further Instruments and Actions................................................. 39
Section 9.02     Eclipse 401(k) Plan Contribution................................................ 39
Section 9.03     Appointment of Frank Schultz as ZMAX Director................................... 39


                                   ARTICLE X

                                 MISCELLANEOUS

Section 10.01    Survival of Representations and Warranties; Escrow.............................. 39
Section 10.02    Notices......................................................................... 40
Section 10.03    Descriptive Headings............................................................ 41
Section 10.04    Counterparts.................................................................... 41
Section 10.05    Entire Agreement; Assignment.................................................... 41
Section 10.06    Governing Law; Jurisdiction and Service of Process.............................. 41
Section 10.07    Publicity....................................................................... 42


                                      3


Section 10.08    Parties in Interest............................................................. 42
Section 10.09    Shareholders' Agent............................................................. 42

EXHIBITS
Exhibit 2.01         Certificate of Merger
Exhibit 3.01(a)      List of Shareholders and Amounts of ZMAX Shares To Be Received
Exhibit 4.02         ECLIPSE Securities Issued and Outstanding; Eclipse Ownership of Other Businesses
Exhibit 4.04         Eclipse Required Consents and Approvals; List of Violations
Exhibit 4.05         Supplemental Disclosures to Financial Statements
Exhibit 4.06         ECLIPSE Material Adverse Changes
Exhibit 4.09         ECLIPSE Defaults
Exhibit 4.10         ECLIPSE Litigation
Exhibit 4.12         ECLIPSE Tax Statutes of Limitations
Exhibit 4.13         ECLIPSE Employee Benefit Plan Obligations
Exhibit 4.14         ECLIPSE's Intellectual Property
Exhibit 4.15         ECLIPSE Change in Control Agreements
Exhibit 4.17         Operations of ECLIPSE
Exhibit 4.18         ECLIPSE Insurance Coverage
Exhibit 4.19         ECLIPSE Assets
Exhibit 4.20         ECLIPSE Improper and Other Payments
Exhibit 4.21(c)      Interests in ECLIPSE's Property
Exhibit 4.21(g)      Shareholders Agreement as to the ZMAX Shares
Exhibit 5.02         ZMAX's Subsidiaries
Exhibit 5.04         ZMAX Required Consents and Approvals; List of Violations
Exhibit 5.05         ZMAX Reports
Exhibit 5.08         ZMAX Defaults
Exhibit 5.09         ZMAX Litigation
Exhibit 6.10         ECLIPSE Employment, Severance and Consulting Agreements
Exhibit 6.12         Registration Rights Agreement
Exhibit 6.14(a)      Non-Competition Agreement for Frank Schultz
Exhibit 6.14(b)      Non-Competition Agreement for Mark Mirabile
Exhibit 6.16(a)      Employment Agreement of Frank Schultz
Exhibit 6.16(b)      Employment Agreement of Mark Mirabile
Exhibit 6.16(c)      Employment Agreement of John Schultz
Exhibit 6.16(d)      Employment Agreement of Scott Shedd
Exhibit 6.16(e)      Form of Key Employee Employment Agreement
Exhibit 7.02(e)      Opinion of Sugar Friedberg & Felsenthal
Exhibit 7.03(e)      Opinion of Freedman, Levy, Kroll & Simonds
Exhibit 10.01(b)     Escrow Agreement

                         AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER is dated as of December 14, 1998, by and among ZMAX Corporation, a Delaware corporation ("ZMAX"); ECLIPSE Acquisition Corporation, an Illinois corporation and a wholly-owned subsidiary of ZMAX ("Acquisition"); Eclipse Information Systems, Inc., an Illinois corporation ("ECLIPSE"); Frank Schultz, Mark Mirabile, John Schultz and Scott Shedd (the "Majority Shareholders"); and Brad Adams, Ron Hilicki, Fred Anderson, Harold Zimmerman, Chris Gildone, Dave Vittitow, Kristina Palmer, Tom Carroll and Gary Singer (the "Minority Shareholders")(with the Majority Shareholders and the Minority Shareholders being hereinafter collectively referred to as the "Shareholders").

                                   ARTICLE I

                                  DEFINITIONS

      1.01 DEFINITIONS. The following terms shall have the following meanings for purposes of this Agreement:

      "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

      "Agreement"  means  this  Agreement,   all  Exhibits  hereto,   and  all
amendments made hereto and thereto by written agreement among the parties.

      "Business" means, with respect to ZMAX or ECLIPSE, the provision of information technology consulting services, and the design, development, installation, implementation, sale, support, maintenance, marketing and management of software products relating to information technology and computer systems.

      "Business Day" means any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which commercial banks located in Washington, D.C., are generally closed for business.

      "Certificates" has the meaning set forth in Section 3.01(a) hereof.

      "Certificate  of  Merger"  has the  meaning  set forth in  Section  2.01 hereof.

      "Closing" means the consummation of the transactions contemplated herein, as provided in Section 2.05 hereof.

      "Closing Date" has the meaning set forth in Section 2.05 hereof.

      "Code" means the United States Internal Revenue Code of 1986, as amended.

      "Damages" means any and all incurred or asserted claims, actions, demands, losses, costs, reasonable expenses, liabilities, penalties and damages (including reasonable attorneys' fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the term "Damages" shall include any and all reasonable attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity. Without limitation, "Damages" shall include reasonable fees and disbursements of counsel incurred by any Indemnified Party in an action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise.

      "ECLIPSE Benefit Plans" has the meaning set forth in Section 4.13(a) hereof.

      "ECLIPSE Confidential Information" means all confidential information concerning ECLIPSE or its Affiliates that (i) is not and has not become ascertainable or obtainable from public or published information, (ii) is not received from a third party or is received from a third party pursuant to the authorization of ECLIPSE or the Shareholders in connection with ZMAX's due diligence review of ECLIPSE, (iii) was not in ZMAX's possession prior to disclosure thereof to ZMAX in connection with the transactions contemplated herein, and (iv) was not independently developed by ZMAX.

      "ECLIPSE Material Adverse Change" means a change that has or can reasonably be expected to have a material, adverse impact on the business, operations, assets, liabilities, results of operations, cash flows or financial condition of ECLIPSE, taken as a whole.

      "ECLIPSE Material Adverse Effect" means an effect on the business, operations, assets, liabilities, results of operations, cash flows or financial condition of ECLIPSE that is or can reasonably be expected to be materially adverse.

      "ECLIPSE Permits" has the meaning set forth in Section 4.11 hereof.

      "ECLIPSE Shares" means the 170,000 shares of common stock, no par value per share, of ECLIPSE as held of record by the Shareholders, with the number of shares held by each Shareholder being set forth in detail on Exhibit 3.01(a) hereto.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Effective Date" has the meaning set forth in Section 2.01 hereof.

      "Effective Time" has the meaning set forth in Section 2.01 hereof.

      "Employment Agreements" have the meanings set forth in Section 6.16 hereof and substantially in the form set forth in EXHIBITS 6.16(A), (B), (C),
(D) AND (E).

      "Escrow Agent" has the meaning set forth in Section 10.01(b) hereof.

      "Escrow Agreement" has the meaning set forth in Section 10.01(b) hereof, and substantially in the form attached hereto as EXHIBIT 10.01(B).

      "Escrow Fund" has the meaning set forth in Section 10.01(b) hereof.

      "Escrow Period" has the meaning set forth in Section 10.01(b) hereof.

      "Financial Statements" means: (a) the unaudited financial statements of ECLIPSE as of December 31, 1997 (including all schedules and notes thereto), consisting of the balance sheets at such dates and the related statements of income and expenses for the twelve-month period beginning January 1, 1997 and ending December 31, 1997; (b) the Interim Financial Statements; and (c) the tax returns of the Majority Shareholders for the years 1995, 1996 and 1997.

      "GAAP" means U.S. generally accepted accounting principles in effect from time to time.

      "Governmental Authority" means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, agency, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Illinois Corporations Code" means the Illinois Business Corporations Act of 1983, as amended.

      "Indemnified Person" means the Person or Persons entitled to, or claiming a right to, indemnification.

      "Indemnifying Person" means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification.

      "Intellectual Property" means any and all trademarks, trade names, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, processes, and all other intangible assets, properties and rights. The term "ECLIPSE's Intellectual Property" means any and all Intellectual Property owned by ECLIPSE in the conduct of its business, as defined in Section 4.14 hereof and set forth in EXHIBIT 4.14 attached hereto.

      "Interim Financial Statements" means any of the unaudited financial statements of ECLIPSE for each calendar month during 1998 (including any and all schedules and notes thereto), consisting of the balance sheet for each such month and related statements of income and expenses for each such month, which statements have been delivered to ZMAX pursuant to Section 4.05 hereof.

      "Law" means any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

      "Lien" means any mortgage, lien (except for any lien for Taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

      "Merger" has the meaning set forth in Section 2.01 hereof.

      "Person" means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, limited liability partnership, trust, association or other entity, including a government or government department, agency or instrumentality.

      "Registration  Rights  Agreement"  has the  meaning set forth in Section
6.12 hereof and substantially in the form in EXHIBIT 6.12.

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Shareholders' Agent has the meaning set forth in Section 10.09 hereof.

      "Subsidiary" means any Person 50.1% or more of the voting power of which is controlled by another Person.

      "Surviving  Corporation"  has the  meaning  set  forth in  Section  2.01 hereof.

      "Taxes" means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, severance, employee's income and employment tax withholding, other withholding, unemployment taxes, interest, penalties and/or additions to tax attributable thereto, which are imposed by any Governmental Authority.

      "Tax Return" means any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

      "ZMAX Common Stock" has the meaning set forth in Section 5.02(a) hereof.

      "ZMAX Confidential Information" means all confidential information concerning ZMAX or its Affiliates that (i) is not and has not become ascertainable or obtainable from public or published information, (ii) is not received from a third party or is received from a third party pursuant to the authorization of ZMAX, (iii) was not in the possession of ECLIPSE or the Shareholders prior to disclosure thereof to ECLIPSE or the Shareholders in connection with the transactions contemplated herein, and (iv was not independently developed by ECLIPSE or the Shareholders.

      "ZMAX Indemnified Parties" means ZMAX and each of its Affiliates (including, after the Closing, ECLIPSE) and their respective officers, directors, employees, agents and representatives, provided that in no event shall the Shareholders be deemed a ZMAX Indemnified Party.

      "ZMAX Material Adverse Change" means a change that has or can reasonably be expected to have a material, adverse impact on the business, operations, assets, liabilities, results of operations, cash flows or financial condition of ZMAX and any of its subsidiaries, taken as a whole.

      "ZMAX  Material  Adverse  Effect"  means  an  effect  on  the  business,
operations,  assets,  liabilities,   results  of  operations,  cash  flows  or
financial condition of ZMAX and any of its subsidiaries, taken as a whole, that is or can reasonably be expected to be materially adverse.

      "ZMAX Permits" has the meaning set forth in Section 5.10 hereof.

      "ZMAX SEC Reports" has the meaning set forth in Section 5.05 hereof.

      "ZMAX Shares" means the 1,700,000 shares of Common Stock, par value $.001 per share, of ZMAX, issuable to the Shareholders pursuant to Section 2.04(c) of this Agreement.

      "ZMAX Stock Option" has the meaning set forth in Section 6.11 hereof.

                                  ARTICLE II

                     THE MERGER AND PLAN OF REORGANIZATION

      Section 2.01 THE MERGER. Upon the terms and subject to the conditions hereof, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Articles VI and VII hereof, unless the parties shall otherwise agree, articles of merger in the form attached hereto as EXHIBIT 2.01 (the "Certificate of Merger") providing for the merger of Acquisition with and into ECLIPSE (the "Merger") shall be duly prepared and executed by ECLIPSE and Acquisition, and filed by ECLIPSE, as the surviving corporation (sometimes also referred to as the "Surviving Corporation"), in accordance with the relevant provisions of the Illinois Corporations Code, and the parties hereto shall take any other actions required by law to make the Merger effective. Following the Merger, ECLIPSE, with all its purposes, objects, rights, privileges, powers and franchises, shall continue, and Acquisition shall cease to exist. The Merger shall be effective at the time (the "Effective Time") and on the date (the "Effective Date") that a properly executed Certificate of Merger is duly filed with the Secretary of State of Illinois in accordance with Section 11.25 of the Illinois Corporations Code; PROVIDED, HOWEVER, that by mutual consent of the parties, such Certificate of Merger may provide for a later date of effectiveness of the Merger not more than thirty (30) days after such filing. After the Effective Time and Effective Date, a closing shall take place at the offices of Freedman, Levy, Kroll & Simonds, in Washington, D. C., as set forth in Section 2.05 hereof.

      Section 2.02 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 11.50 of the Illinois Corporations Code. As of the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of ZMAX. At the Effective Date, Article 4 of the Articles of Incorporation of ECLIPSE shall be amended to change the total number of shares of stock which ECLIPSE is authorized to issue to be solely as follows: One Thousand (1,000) shares of Common Stock, no par value per share. As so amended, the Articles of Incorporation of ECLIPSE shall be the Articles of Incorporation of the Surviving Corporation after the Effective Date unless and until amended in accordance with their terms and as provided by law. The bylaws of ECLIPSE as in effect on the Effective Date shall be the bylaws of the Surviving Corporation unless and until amended in accordance with their terms and as provided by law.

      Section 2.03 DIRECTORS AND OFFICERS. Immediately after the Effective Time, the Board of Directors of the Surviving Corporation shall consist of five (5) persons, with three (3) of such persons being designated by ZMAX, with one (1) of the two (2) remaining persons being Frank Schultz, and with the fifth (5th) person being designated by the Majority Shareholders, with each such director of the Surviving Corporation to serve until their respective successors shall have been duly elected or appointed and shall have been qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

      Section 2.04 CONVERSION OF ECLIPSE SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of ZMAX, Acquisition, ECLIPSE or the holder of any of the following securities:

            (a) Any shares of capital stock of ECLIPSE which are held in the treasury of ECLIPSE shall be cancelled.

            (b) All issued and outstanding shares of the capital stock of acquisition shall be converted into and become One Thousand (1,000) issued and outstanding shares of common stock of the Surviving Corporation.

            (c)   Subject to Sections 2.01,  2.05,  3.01, 3.02 and 10.01(b) of
this Agreement, the ECLIPSE Shares shall be converted into the right to receive up to One Million Four Hundred Fifty Thousand Dollars ($1,450,000.00) (subject to adjustment as to $145,000.00 of such funds to be held in Escrow Fund pursuant to Section 10.01(b) of this Agreement) and One Million Seven Hundred Thousand (1,700,000) ZMAX Shares.

      Section 2.05 CLOSING. The closing of the merger (the "Closing") will take place at the offices of Freedman, Levy, Kroll & Simonds, Washington,
D. C., at 10:00 A.M. (EDT) no later than four (4) Business Days after the receipt by ZMAX of confirmation from the Illinois Secretary of State that the Certificate of Merger has been approved as filed, or at such other place, time and date as the parties may agree upon in writing (the "Closing Date").


                                  ARTICLE III

                             CONVERSION OF SHARES

      Section 3.01      CONVERSION OF ECLIPSE SHARES.

            (a) At the Closing, ZMAX shall (i) deposit $145,000.00 with Escrow Agent pursuant to Section 10.01(b) hereof, (ii) deliver certificates for One Million Seven Hundred Thousand (1,700,000) ZMAX Shares to the Shareholders, registered in the names of the Shareholders and in the amounts provided in EXHIBIT 3.01(A), and (iii) pay an aggregate of $1,305,000.00 to the Shareholders in the proportions provided in EXHIBIT 3.01(A). Such certificates of the ZMAX Shares shall bear the restrictive legend contained in
Section 4.21(f) hereof.

            (b) At the Closing, the holders of certificate(s) which immediately prior to the Effective Time represented all of the ECLIPSE Shares (the "Certificates") shall deliver the Certificates to ZMAX, and the Certificates shall be in such form and have such other provisions as ZMAX and ECLIPSE may reasonably specify. After the Effective Time and upon surrender of the Certificates to ZMAX, the former shareholders of ECLIPSE shall be entitled to receive in exchange for such Certificates (i) the certificates representing whole ZMAX Shares (no fractional shares of ZMAX Common Stock shall be issued) which such holder has the right to receive pursuant to the provisions of this Agreement, and the Certificates so surrendered shall forthwith be cancelled, and (ii) the cash amounts provided in Section 3.01(a) hereof, subject to the escrow provisions of Section 10.01(b) hereof.

            (c) Following the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of ECLIPSE Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

            (d) No certificate or scrip representing fractional ZMAX Shares shall be issued upon the surrender for exchange of Certificates, and any fractional share interests resulting from the conversion of the ECLIPSE Shares into the ZMAX Shares shall be rounded to the nearest whole ZMAX Share within the total maximum number of 1,700,000 ZMAX Shares to be issued in the Merger to the Shareholders.

            (e)   Within  sixty  (60)  days  after  the  Closing  (the  "First
Adjustment Date"), ZMAX and Frank Shultz, as the designated representative of the Shareholders, shall determine the amount of cash, accounts receivable, accounts payable and sales commissions of ECLIPSE, based on generally accepted accounting principles, as of the Closing. In the event the cash and accounts receivable of ECLIPSE as of the Closing Date is determined as of the First Adjustment Date to have been less than $1,450,000.00 as of the Closing Date, then ZMAX shall deduct such shortfall from the Escrow Fund at that time. Any accounts payable and sales commissions of ECLIPSE which are attributable to the period prior to the Effective Date but which are not included in the $566,500 of aggregate liabilities of ECLIPSE to be assumed by ZMAX under this Agreement, shall be deducted from the Escrow Fund on the First Adjustment Date. The amount of any accounts receivable of ECLIPSE which remain uncollected on the date which is one hundred twenty (120) days after the Closing (the "Second Adjustment Date") shall be deducted from the Escrow Fund at that time. In the event any money remains in the Escrow Fund after the Second Adjustment Date, the Escrow Agent shall pay such money to the Shareholders. In the event the $145,000.00 in the Escrow Fund is insufficient to satisfy all the deductions therefrom as described in this Section 3.02(e), then such shortfall in the Escrow Fund shall be reimbursed to ZMAX by the Shareholders within five (5) business days of the Second Adjustment Date.

      Section 3.02 ADJUSTMENTS; DELIVERY OF CERTIFICATES. If, between the date of this Agreement and the Effective Time, the ECLIPSE Shares or the ZMAX Shares shall have been exchanged into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the amount into which the ECLIPSE Shares will be converted in the Merger shall be correspondingly adjusted.

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ECLIPSE
                         AND THE MAJORITY SHAREHOLDERS

      Except as provided in Section 4.21 and except with respect to any representations or warranties regarding the "knowledge" or "best knowledge" of any Person for which such representations and warranties shall be made severally and not jointly, ECLIPSE and the Majority Shareholders jointly and severally represent and warrant to ZMAX and Acquisition as of the date of this Agreement and on the Effective Date (except as otherwise provided herein) as follows; PROVIDED, HOWEVER, that any disclosure or reference set forth in any Exhibit attached to this Agreement shall apply to and/or qualify any of the representations or warranties set forth in this Article IV:

      Section 4.01 ORGANIZATION. ECLIPSE is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. ECLIPSE is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate result in an ECLIPSE Material Adverse Effect. ECLIPSE has heretofore delivered to ZMAX accurate and complete copies of its articles of incorporation and bylaws, as currently in effect.

      Section 4.02 CAPITALIZATION. (a) The authorized capital stock of ECLIPSE consists of 1,000,000 shares of ECLIPSE common stock, no par value per share, of which, as of the date of this Agreement, 170,000 ECLIPSE Shares were issued and outstanding. All the issued and outstanding ECLIPSE Shares are validly issued, fully paid and non-assessable and free of preemptive rights. ECLIPSE has issued no other shares of its capital stock nor securities substantially equivalent to capital stock.

      Except as set forth above, in EXHIBIT 4.02 attached hereto, or as contemplated hereby, there are not now, and at the Effective Time there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of ECLIPSE issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating ECLIPSE to issue, transfer or sell any of its securities.

            (b) Except as disclosed in EXHIBIT 4.02, ECLIPSE does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity, voting or ownership interest in any business other than its own. There are not now, and at the Effective Time there will not be, any voting trusts or other agreements or understandings to which ECLIPSE is a party or is bound with respect to the voting of the capital stock of ECLIPSE.

      Section 4.03 AUTHORITY RELATIVE TO THIS AGREEMENT. ECLIPSE has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and the Shareholders of ECLIPSE and no other corporate proceedings on the part of ECLIPSE are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by ECLIPSE and the Shareholders and constitutes a valid and binding agreement of them, enforceable against them in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law or equity governing specific performance, injunctive relief and other equitable remedies.

      Section 4.04 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as otherwise provided in EXHIBIT 4.04 attached hereto and in the filing and recordation of the Certificate of Merger, as required by Section 11.25 of the Illinois Corporations Code, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the consummation by ECLIPSE of the transactions contemplated by this Agreement. Except as set forth in EXHIBIT 4.04, neither the execution and delivery of this Agreement by ECLIPSE nor the consummation by ECLIPSE of the transactions contemplated hereby nor compliance by ECLIPSE with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of ECLIPSE, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ECLIPSE is a party or by which it or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to ECLIPSE or any of its properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not cause an ECLIPSE Material Adverse Event and which will not prevent or delay the consummation of the transactions contemplated hereby.

      Section 4.05 FINANCIAL STATEMENTS. ECLIPSE has delivered to ZMAX copies of the Financial Statements. The unaudited Financial Statements present fairly the financial position, assets and liabilities of ECLIPSE as of December 31, 1997, and the results of the operation of ECLIPSE's business and changes in cash flow for the twelve (12) month period ending December 31, 1997. The unaudited Interim Financial Statements present fairly the financial position, assets and liabilities of ECLIPSE as of November 30, 1998 and December 14, , respectively, and the results of the operation of ECLIPSE's business and changes in cash flow for the periods then ended. The Financial Statements have been prepared in conformity with GAAP, consistently applied during the periods. The Financial Statements, including the notes thereto, make full and adequate disclosure of, and provision for, all material obligations and liabilities of ECLIPSE to the extent required by GAAP. Except as set forth in the most recent balance sheet included in the Financial Statements, there are no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, which would cause an ECLIPSE Material Adverse Change, to the extent required by GAAP to be included in such balance sheet. Except as set forth in EXHIBIT 4.05, none of the Financial Statements or schedules included therein, contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

      Section 4.06      ABSENCE  OF  CERTAIN  CHANGES.  Except as set forth in
EXHIBIT 4.06 attached hereto, since December 31, 1997, ECLIPSE has not taken any of the prohibited actions set forth in Section 6.01, suffered any ECLIPSE Material Adverse Changes or entered into any transaction, or conducted its business or operations, other than in the ordinary and usual course of business and consistent with past practice.

      Section 4.07 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in the Financial Statements, ECLIPSE, at November 30, 1998, did not have any material liabilities not reflected on the balance sheet of ECLIPSE included in the Interim Financial Statements. Except as and to the extent set forth in such Financial Statements, since November 30, 1998, through and including the Effective Date, ECLIPSE has not incurred any liabilities material to the business, operations or financial condition of ECLIPSE taken as a whole, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and any liabilities incurred in connection with this Agreement.

      Section 4.08 ACCURACY OF STATEMENTS. Neither this Agreement nor any written statement, list, certificate or other information furnished by or on behalf of ECLIPSE to ZMAX in connection with this Agreement or any of the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading; provided, however, that the forecasts and projections of ECLIPSE which have been provided to ZMAX are only the best estimates of ECLIPSE and shall not be deemed to have been detrimentally relied upon by ZMAX for purposes of any claim of breach under this Section.

      Section 4.09      NO  DEFAULT.  Except  as set  forth  in  EXHIBIT  4.09
attached hereto, ECLIPSE is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its articles of incorporation or its bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ECLIPSE is a party or by which it or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to ECLIPSE, which defaults or violations would, in the aggregate, result in an ECLIPSE Material Adverse Effect or which would materially prevent or delay the consummation of the transactions contemplated hereby.

      Section 4.10 LITIGATION. Except as disclosed in EXHIBIT 4.10 attached hereto, there is no action, suit, proceeding, review or, to the knowledge of ECLIPSE, investigation pending or, to the knowledge of ECLIPSE, threatened involving ECLIPSE, at law or in equity, or before any Governmental

Authority which in the aggregate are reasonably likely to result in an ECLIPSE Material Adverse Effect on the assets or business of ECLIPSE or the ECLIPSE Shares.

      Section 4.11 COMPLIANCE WITH APPLICABLE LAW. ECLIPSE holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of its business (the "ECLIPSE Permits"), except for failures to hold such ECLIPSE Permits which would not, in the aggregate, result in an ECLIPSE Material Adverse Effect.
ECLIPSE is in compliance with the terms of ECLIPSE Permits, except where the failure so to comply would not result in an ECLIPSE Material Adverse Effect. The business of ECLIPSE is not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Authority, except for violations which in the aggregate do not and would not result in an ECLIPSE Material Adverse Effect.

      Section 4.12 TAXES. ECLIPSE has duly filed all material federal, state, local and foreign tax returns required to be filed by it, and ECLIPSE has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all taxable periods since the periods covered by such returns and ending with the Effective Date. To the best of the knowledge of ECLIPSE and the Majority Shareholders, none of the income tax returns required to be filed by ECLIPSE with Governmental Authorities has ever been examined by the government agencies responsible for auditing such returns, and no period during which any assessments may be made by such agencies with respect to such returns or any Taxes due to such Governmental Authorities has expired. No issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would result in an ECLIPSE Material Adverse Effect. Except as set forth in EXHIBIT 4.12 attached hereto, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any income tax return of ECLIPSE.

      Section 4.13      ERISA.

            (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA), and any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding) (all the foregoing being herein called the "ECLIPSE Benefit Plans"), maintained or contributed to by ECLIPSE, ECLIPSE has made available to ZMAX a true and correct copy of, where applicable, (i) the most recent annual report (Form 5500) filed with the IRS,
(ii) such ECLIPSE Benefit Plan, (iii) each trust agreement and group annuity contract, if any, relating to such ECLIPSE Benefit Plan and (iv) the most recent actuarial report or valuation relating to a ECLIPSE Benefit Plan subject to Title IV of ERISA. None of the ECLIPSE Benefit Plans are multiemployer plans within the meaning of Section 3(37) of ERISA. Each of the ECLIPSE Benefit Plans covered by ERISA (a) has been operated in all material respects in accordance with ERISA, (b) has not engaged in any prohibited transactions (as such term is defined in Section 406 of ERISA) and (c) has met the minimum funding standards of Section 412 of the Code. No material reportable event (within the meaning of Section 4043 of ERISA) has occurred and is continuing with respect to any such Plan. ECLIPSE has never terminated any pension plan or withdrawn from any multiemployer pension plan.

            (b) With respect to ECLIPSE Benefit Plans, in the aggregate, no event has occurred, and to the knowledge of ECLIPSE or the Majority Shareholders, there exists no condition or set of circumstances which are reasonably likely to occur in connection with which ECLIPSE would be subject to any liability, that would result in an ECLIPSE Material Adverse Effect (except liability for benefits claims and funding obligations payable in the ordinary course), under ERISA, the Code or any other applicable law.

            (c) Except as set forth in EXHIBIT 4.13 attached hereto, with respect to ECLIPSE Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Financial Statements, which obligations are reasonably likely to result in an ECLIPSE Material Adverse Effect.

      Section 4.14      INTELLECTUAL PROPERTY.

            (a) EXHIBIT 4.14 is an accurate and complete list of all of ECLIPSE's Intellectual Property, and reflects ECLIPSE's Intellectual Property that has been duly and properly registered in any jurisdiction. Except as otherwise specified in EXHIBIT 4.14, ECLIPSE owns, has the right to use, sell, license, dispose of, and to bring actions for the misappropriation of ECLIPSE's Intellectual Property, and to the best knowledge of ECLIPSE and the Majority Shareholders, without any conflict with or infringement of the rights of others, free and clear of all liens, charges or encumbrances or other restrictions of any kind.

            (b) ECLIPSE has taken reasonable steps to safeguard and maintain the secrecy and confidentiality of, and protect its proprietary rights in, its Intellectual Property.

            (c) Except as set forth in EXHIBIT 4.14 attached hereto and to the knowledge of ECLIPSE, no claim is pending or, to the knowledge of ECLIPSE or the Majority Shareholders, threatened to the effect that the present or past operations of ECLIPSE infringe upon or conflict with the rights of others with respect to any Intellectual Property and no claim is pending or threatened to the effect that any of the Intellectual Property is invalid or unenforceable. To the knowledge of ECLIPSE and the Majority Shareholders, no contract, agreement or understanding with any party exists which would materially impede or prevent the continued use by ECLIPSE of the entire right, title and interest of ECLIPSE in and to the Intellectual Property.

      Section 4.15 CHANGE IN CONTROL. Except as set forth in EXHIBIT 4.15, ECLIPSE is not a party to any contract, agreement or understanding which contains a "change in control" provision or "potential change in control" provision.

      Section 4.16 BROKERS; FINDERS. Neither ECLIPSE nor the Shareholders have retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim against ECLIPSE or ZMAX for any brokerage or finder's commission, fee or similar compensation.

      Section 4.17      OPERATIONS OF ECLIPSE.  Except as set forth in EXHIBIT
4.17 attached hereto, ECLIPSE has not since November 30, 1998:

            (a) amended its articles of incorporation or bylaws or merged with or into or consolidated with any other person, subdivided or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

            (b) issued or sold or purchased, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue or sell or purchase, any shares of its capital stock;

            (c) waived any right of material value to its business which in each instance is worth in excess of $10,000.00 or in the aggregate is worth greater than $25,000.00;

            (d) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

            (e) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives;

            (f) except in the ordinary course of business consistent with past practices, entered into any lease (as lessor or lessee), sold, abandoned or made any other disposition of any of its tangible assets, granted or suffered any lien or other encumbrance on any of its assets or properties, entered into or amended any contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any party or to refrain from competing with any party, in each instance, worth more than $10,000.00;

            (g) except for property or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other Person, which is in each instance valued at more than $10,000.00, or in the aggregate valued at more than $25,000.00;

            (h)   paid,   directly  or   indirectly,   any  of  its   material
liabilities before the same became due in accordance with its terms or otherwise than in the ordinary course of business;

            (i)   suffered  or  incurred  any  damage,   destruction  or  loss
(whether or not covered by insurance) constituting an ECLIPSE Material Adverse Effect or ECLIPSE Material Adverse Change;

            (j) entered into any other material contract or other agreement or other material transaction; or

            (k) been advised or otherwise become aware that any of its existing contracts for the performance of services or the license of any portion of ECLIPSE's Intellectual Property is to be terminated or substantially modified other than in accordance with its terms or as reflected in EXHIBIT 4.17.

      Section 4.18 INSURANCE. EXHIBIT 4.18 attached hereto is an accurate and complete list of all policies of fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to ECLIPSE, and ECLIPSE has heretofore delivered to ZMAX a true and complete copy of all such policies, including all occurrence-based policies applicable to ECLIPSE for all periods prior to the Effective Date. To the knowledge of each of ECLIPSE and the Majority Shareholders, there are no pending claims of ECLIPSE under any of such policies; such policies (and binders, if any), are valid and enforceable in accordance with their terms and are in full force and effect; and all the insurable properties and assets of ECLIPSE are insured for ECLIPSE's benefit, in amounts and coverages deemed adequate by the ECLIPSE's management, against all risks usually insured against by persons operating similar properties and assets in the localities where such properties or assets are located, under valid and enforceable policies issued by insurers of recognized responsibility.

      Section 4.19 ASSETS. Except as set forth in EXHIBIT 4.19, the assets of ECLIPSE which are material to its business and operations are in good operating and/or marketable condition and repair.

      Section 4.20 IMPROPER AND OTHER PAYMENTS. To the best knowledge of ECLIPSE and the Majority Shareholders, except as set forth in EXHIBIT 4.20, none of ECLIPSE, any of its directors, officers, employees, agents or representatives, nor any Person acting on behalf of any of them, has made, paid or received (a) any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (b) any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (c) any improper foreign payment (as defined in the U.S. Foreign Corrupt Practices
Act).

      Section 4.21      ADDITIONAL SHAREHOLDER REPRESENTATIONS.

            (a) Each Shareholder severally and not jointly represents that such Shareholder has not entered into any agreement or understanding to purchase, sell, exchange, transfer by gift or otherwise dispose of ECLIPSE

Shares prior to the date hereof, nor will such Shareholder enter into any such agreement or understanding prior to the Effective Date.

            (b) Each Shareholder severally and not jointly represents that he or she is aware of (i) the limitations on resale of the ZMAX Shares and
(ii) the fact that he or she is receiving the ZMAX Shares without registration under the Securities Act in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, which Shares are being acquired for investment and without any view to the sale, resale, or other distribution thereof in any manner that is in violation of the Securities Act.

            (c) None of the Shareholders or any of their Affiliates has or claims to have any direct or indirect interest in any tangible or intangible property used in ECLIPSE's business, except as a holder of the ECLIPSE Shares. The Shareholders are the sole and exclusive holders of all the outstanding shares of capital stock of ECLIPSE. Each Shareholder represents that, except as disclosed on EXHIBIT 4.21(C) attached hereto, none of the Shareholders nor any of their Affiliates has any direct or indirect interest in any other
Person which conducts a business similar to, has any contract or arrangement with, or does business or is involved in any way with, ECLIPSE. EXHIBIT 4.21(C) contains a complete and accurate description of all such Persons, interests, arrangements and other matters.

            (d) Each Shareholder is capable of evaluating the merits and risks of the investment in ZMAX Shares, has the capacity to protect his or her own respective interests, and has the financial ability to bear the economic risks of the investment.

            (e)   Each Shareholder has had ample opportunity to discuss ZMAX's business, management and financial affairs with its management and the opportunity to review in detail ZMAX's property, books, accounts, records, contracts and documents and all other information related to such Shareholder's investment in ZMAX Shares. Such Shareholder's questions pertaining to ZMAX were answered fully and to the Shareholder's satisfaction.

            (f) Each Shareholder shall not sell, pledge, hypothecate or otherwise transfer any ZMAX Shares unless it is registered under the Securities Act and applicable state securities laws or is exempt therefrom. Each Shareholder acknowledges that each certificate representing ZMAX Shares shall be endorsed with a legend which provides substantially as follows:

      "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended, or the laws of any other jurisdiction, and may not be sold, transferred, assigned, pledged or otherwise distributed unless there is an effective registration statement under such Act and applicable securities laws covering such securities, or such sale, transfer, assignment, pledge or distribution is exempt from registration under such Act and applicable securities laws. ZMAX Corporation may require an opinion of counsel for the holder of the securities (reasonably acceptable to ZMAX Corporation and itscounsel) stating that such sale, transfer, assignment, pledge or distribution is exempt from registration under such Act and applicable securities laws. The


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

      securities   evidenced  hereby  are  further  subject  to  certain
      restrictions on voting and transfer as contained in a Shareholders Agreement, dated as of December 14, 1998."

            (g) Each Shareholder shall vote in favor of the Agreement and the transactions contemplated herein at the shareholders' meeting described in
Section 6.06 hereof. Each Shareholder understands and agrees that the ZMAX Shares to be issued to him or her shall be the subject of a Shareholders Agreement, in the form attached hereto as EXHIBIT 4.21(G), and each Shareholder agrees to execute and deliver to ZMAX prior to the Effective Date the Shareholders Agreement attached hereto as EXHIBIT 4.21(G).

            (h) Each Shareholder has no present intention to dispose of any of the ZMAX Shares to be issued in the Merger, unless otherwise permitted under federal or state securities or tax laws.


                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF ZMAX AND ACQUISITION

      ZMAX  and   Acquisition   represent  and  warrant  to  ECLIPSE  and  the
Shareholders as of the date of this Agreement and on the Effective Date (except as otherwise provided herein) as follows:

      Section 5.01 ORGANIZATION. Each of ZMAX and its subsidiaries, including Acquisition, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of ZMAX and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate result in an ZMAX Material Adverse Effect. ZMAX has heretofore delivered to ECLIPSE accurate and complete copies of the articles of incorporation and bylaws, as currently in effect, of ZMAX and Acquisition.

      Section 5.02 CAPITALIZATION. (a) The authorized capital stock of ZMAX consists of: (i) 50,000,000 authorized shares of common stock, par value $.001 per share ("ZMAX Common Stock"), of which, as of September 30, 1998, 11,729,714 shares were issued and outstanding (with 479,801 shares being subject to cancellation agreements); and (ii) 10,000,000 authorized shares of preferred stock, par value $.001 per share, none of which shares are issued and outstanding. All the issued and outstanding shares of ZMAX Common Stock are validly issued, fully paid and non-assessable and free of preemptive rights. All ZMAX Shares which are to be issued pursuant to the Merger or the other transactions contemplated hereby, will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. As of September 30, 1998, a total of _________ shares of ZMAX Common Stock were issuable upon the exercise of options or warrants that have been or may be granted by ZMAX pursuant to ZMAX's 1997 Stock Option Plan, 1997 Director Stock Purchase Plan and other stock option and warrant purchase agreements. Other than such options and warrants, no Person has any right (including preemptive rights) to acquire any shares of ZMAX Common Stock.

            (b) EXHIBIT 5.02 attached hereto sets forth the name, jurisdiction of incorporation and capitalization of each subsidiary of ZMAX. Except as disclosed in EXHIBIT 5.02, ZMAX does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. All of the outstanding shares of capital stock of each of ZMAX's subsidiaries have been validly issued and are fully paid and non- assessable and, except as set forth in EXHIBIT 5.02, are owned by ZMAX free and clear of all liens, charges, claims or encumbrances. Other than such capital stock, no Person has any right (including preemptive rights) to acquire any shares of capital stock or equity securities in any of ZMAX's subsidiaries.

      Section 5.03 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of ZMAX and Acquisition has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of ZMAX and Acquisition and by ZMAX as the sole stockholder of Acquisition and no other corporate proceedings on the part of ZMAX or Acquisition are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of ZMAX and Acquisition and constitutes a valid and binding agreement of each of ZMAX and Acquisition, enforceable against each of ZMAX and Acquisition in accordance with its terms.

      Section 5.04 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for applicable requirements of the Exchange Act, Securities Act, state Blue Sky laws, and the filing and recordation of a Certificate of Merger, as required by the Illinois Corporations Code, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority, is necessary for the consummation by ZMAX of the transactions contemplated by this Agreement. Except as set forth in EXHIBIT 5.04 attached hereto, neither the execution and delivery of this Agreement by ZMAX or Acquisition nor the consummation by ZMAX or Acquisition of the transactions contemplated hereby nor compliance by ZMAX or Acquisition with any of the provisions hereof will
(i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of ZMAX or Acquisition, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ZMAX or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to ZMAX, any of its subsidiaries or any of their properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults which would not caue a ZMAX Material Adverse Effect and which will not prevent or delay the consummation of the transactions contemplated hereby.

      Section 5.05 REPORTS. Except as provided in EXHIBIT 5.05 attached hereto, ZMAX has filed all required forms, reports and documents with the SEC since December 31, 1996 (collectively, the "ZMAX SEC Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and copies of which have been supplied to ECLIPSE.

      Section 5.06 ACCURACY OF STATEMENTS. Neither this Agreement, the ZMAX SEC Reports nor any statement, list, certificate or other information furnished or to be furnished by or on behalf of ZMAX to ECLIPSE in connection with this Agreement or any of the transactions contemplated hereby, taken as a whole, contains or will contain any untrue statement of a material fact regarding ZMAX or the ZMAX's business, or omits or will omit to state a material fact necessary to make the statements regarding ZMAX or ZMAX's business contained herein or therein, in light of the circumstances in which they are made, not misleading.

      Section 5.07 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth in the ZMAX SEC Reports, neither ZMAX nor any of its subsidiaries had at December 31, 1997, any liabilities required by GAAP to be reflected on a consolidated balance sheet of ZMAX and its subsidiaries. Except as and to the extent set forth in such ZMAX SEC Reports, since such date and through and including the Effective Date, neither ZMAX nor any of its subsidiaries has incurred any liabilities material to the business, operations or financial condition of ZMAX and its subsidiaries taken as a whole, except liabilities incurred in the ordinary and usual course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

      Section 5.08 NO DEFAULT. Except as set forth in EXHIBIT 5.08 attached hereto, neither ZMAX nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its articles of incorporation or its bylaws, (ii) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ZMAX or any of its subsidiaries is a party or by which they or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to ZMAX or any of its subsidiaries, which defaults or violations would, in the aggregate, result in an ZMAX Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated hereby.

      Section 5.09 LITIGATION. Except as disclosed in the ZMAX SEC Reports or in EXHIBIT 5.09 attached hereto, there is no action, suit, proceeding, review or, to the best knowledge of ZMAX or Acquisition, investigation pending or, to the best knowledge of ZMAX or Acquisition, threatened involving ZMAX or any of its subsidiaries, at law or in equity, or before any Governmental Authority which in the aggregate are reasonably likely to result in an ZMAX Material Adverse Effect.

      Section 5.10 COMPLIANCE WITH APPLICABLE LAW. ZMAX and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Authorities necessary for the lawful conduct of their respective business (the "ZMAX Permits"), except for failures to hold such ZMAX Permits which would not, in the aggregate, constitute an ZMAX Material Adverse Effect. ZMAX and its subsidiaries are in compliance with the terms of the ZMAX Permits, except where the failure so to comply would not result in an ZMAX Material Adverse Effect. The businesses of ZMAX and its subsidiaries are not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Authority, except for violations which or in the aggregate do not and would not result in an ZMAX Material Adverse Effect.

      Section 5.11 BROKERS; FINDERS. ZMAX has not retained any broker or finder in connection with the transactions contemplated herein so as to give rise to any valid claim for any brokerage or finder's commission, fee or similar compensation.

      Section 5.12 INTERIM OPERATIONS OF ACQUISITION. Acquisition was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      Section 5.13 MERGER REPRESENTATION. The Merger of Acquisition with and into ECLIPSE is a statutory merger under applicable state law. After the Merger, ECLIPSE will hold substantially all of its assets (at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets) and substantially all of the assets of Acquisition. In the Merger, the ECLIPSE Shareholders will exchange an amount of ECLIPSE stock constituting control of ECLIPSE (within the meaning of Code Section 368(c)) solely for ZMAX voting stock and the Merger will constitute a reorganization within the meaning of Code Sections 368(a)(1)(A) and 368(a)(2)(E). ZMAX acknowledges that this representation is a significant inducement to ECLIPSE and its Shareholders in entering into this Agreement and the Merger. There is no plan or intention on the part of ZMAX or any of its Affiliates to sell or otherwise dispose of the assets of Acquisition or ECLIPSE after the Merger, except in the ordinary course of business.

                                  ARTICLE VI

                                   COVENANTS

      Section 6.01 COVENANTS OF ECLIPSE. During the period from the date of this Agreement and continuing until the Effective Date, ECLIPSE agrees that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing):

            (a) ECLIPSE shall carry on its business in the usual, regular and ordinary course, consistent with past practice, and use its best efforts, consistent with past practice, to preserve intact its present business organization, maintain its corporate existence and good standing in its state of incorporation, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.

            (b) ECLIPSE shall not, nor shall it propose to, (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock,
(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any of its securities.

            (c) ECLIPSE shall not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except as required pursuant to the agreements and instruments outstanding on the date hereof and disclosed in Section 4.02, or amend in any material respect any of the terms of any such securities or agreements outstanding on the date hereof, other than the termination prior to Effective Date of the ECLIPSE Performance Share Plan.

            (d) ECLIPSE shall not amend or propose to amend its articles of incorporation or bylaws.

            (e) ECLIPSE shall not acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business, consistent with past practice, or any assets which are material to ECLIPSE taken as a whole, except pursuant to obligations in effect on the date hereof, or enter into any commitment or transaction outside the ordinary course of business, consistent with past practice.

            (f) ECLIPSE shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of ECLIPSE or guarantee (or become liable for) any debt of others or make any loans, advances or capital contributions or mortgage, pledge or otherwise encumber any material assets or create or suffer any material lien thereupon other than in each case in the ordinary course of business consistent with prior practice.

            (g) ECLIPSE shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Financial Statements or incurred in the ordinary course of business consistent with past practice.

            (h) ECLIPSE shall not change any of the accounting principles or practices used by it (except as required by GAAP).

            (i) ECLIPSE shall not agree to take any of the foregoing actions or knowingly take or agree to take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied.

            (j) ECLIPSE shall give ZMAX prompt notice of: (a) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, if received by ECLIPSE subsequent to the date of this Agreement and prior to the Effective Time, under any agreement, indenture or instrument material to the financial condition, properties, business or results of operations of ECLIPSE, taken as a whole, to which ECLIPSE is a party or is subject; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Article IV; and (c) any ECLIPSE Material Adverse Change.

            (k) During the period from the date of this Agreement and continuing until the Effective Time, ECLIPSE agrees that it will not, without the prior written consent of ZMAX, except as contemplated by this Agreement, including Section 6.11 hereof, or required by law (i) enter into, adopt, amend or terminate any ECLIPSE Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy between ECLIPSE and one or more of its directors or executive officers or (ii) excep for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to ECLIPSE, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

      Section 6.02 PRESS RELEASES. From the date of this Agreement through and including the Effective Date, the parties shall consult with each other before issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Authority with respect thereto.

      Section 6.03 NO SOLICITATION. Neither ECLIPSE nor any of its Affiliates, officers, directors, representatives or agents shall, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any person, entity or group concerning any merger, sale of substantial assets outside the ordinary course of business, sale of shares of capital stock or similar transaction involving ECLIPSE (other than the transactions contemplated by this Agreement). ECLIPSE shall promptly advise

ZMAX of any such inquiries or proposals it receives from third parties.

      Section 6.04 ACCESS TO INFORMATION. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), ECLIPSE and ZMAX shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to its pertinent properties, books, contracts, commitments and records and, during such period, each of ECLIPSE and ZMAX shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law or court order, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies or summaries made of such documents, to such other party.

      Section 6.05 BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to have the Closing occur by December 14, 1998, or as soon as practicable thereafter, but in any event prior to December 31, 1998, and to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) such actions as may be required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of ZMAX Shares contemplated hereby, and (ii) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, waivers by any public or private third party. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

      Section 6.06 SHAREHOLDERS MEETING. ECLIPSE shall duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of voting upon this Agreement and the transactions contemplated herein. ECLIPSE will, through its Board of Directors, recommend to its shareholders approval of such matters and will coordinate and cooperate with respect to the timing of such meeting and shall use its best efforts to hold such meeting on the same day or as soon as practicable after the date hereof, and shall use its best efforts to secure the approval of this Agreement and the transactions contemplated herein, subject to its fiduciary duties under applicable law.

      Section 6.07 CONTACT CLIENTS. ECLIPSE shall permit ZMAX, and ZMAX shall have the right to contact, subject to reasonable conditions, ECLIPSE's clients under contract with ECLIPSE and to make reasonable inquiries of such clients; provided, however, that ZMAX shall provide ECLIPSE with advance notice of any such contact and shall permit ECLIPSE to participate in any such contacts with ECLIPSE's clients.

      Section 6.08 NOTICE REGARDING CHANGE IN CIRCUMSTANCES. ECLIPSE shall give ZMAX written notice promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach or would have caused a breach had such event occurred or been known to ZMAX prior to the date hereof, of any of ECLIPSE's representations or warranties contained in this Agreement.

      Section 6.09      INDEMNIFICATION.

            (a) INDEMNIFICATION BY THE MAJORITY SHAREHOLDERS. Except as explicitly set forth elsewhere herein, the indemnification provided under this
Section 6.09 shall serve as the exclusive remedy for a breach of this Agreement. Any claim for indemnification under this Section 6.09 must be brought during the ten (10) year period immediately following the Effective Date, with each of the Majority Shareholders jointly and severally agrees to indemnify ZMAX against, and agrees to hold ZMAX harmless from, any and all Damages incurred by or asserted against ZMAX as a result of, relating to or arising out of or in connection with any breach of any of the representations or warranties of ECLIPSE or the Shareholders under this Agreement; provided, however, that such indemnification shall be limited to (i) an aggregate of Eight Million Dollars ($8,000,000.00) in the event of a willful breach by a Majority Shareholder and (ii) an aggregate of Two Million Dollars ($2,000,000.00) in the event of any other breach or misrepresentation by a Majority Shareholder for which indemnification of ZMAX is available under this Agreement. Notwithstanding the foregoing, the Majority Shareholders shall not be subject to any claim by ZMAX for indemnification unless and until Damages exceed an aggregate of Fifty Thousand Dollars ($50,000.00).

            (b) INDEMNIFICATION BY ZMAX. ZMAX agrees to indemnify each Shareholder against, and agrees to hold each of them harmless from, (i) any breach of any of the representations or warranties of ZMAX under this Agreement and (ii) any and all personal liability under the obligations owed by ECLIPSE to its bank, its commercial office space landlord, its equipment lessors and its vendors, other than with respect to a breach by ECLIPSE and/or a Majority Shareholder which occurs prior to the Closing to any such bank, landlord, lessor or vendor, and subject to all other provisions of this Agreement.

            (c) CLAIMS. The provisions of this Section 6.09(c) shall be subject to Section 6.09(d) below. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the indemnified person ("Indemnified Person") shall promptly give notice to the indemnifying person ("Indemnifying Person") of such claim and the amount the Indemnified Person reasonably believes it will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to promptly give notice shall not relieve the Indemnifying

Person of its obligations except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within thirty (30) days of receiving notice thereof, the Indemnified Person shall be entitled to recover, on the thirty-fifth (35th) day after such notice was given, from the Indemnifying Person the amount of such claim, and no later objection by the Indemnifying Person shall be permitted; if the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover, on the thirty-fifth (35th) day after such notice was given, from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Person's claim for the difference. In addition to the amounts recoverable by the Indemnified Person from the Indemnifying Person pursuant to the foregoing provisions, the Indemnified Person shall also be entitled to recover from the Indemnifying Person interest on such amounts at the prime rate (as printed in the Wall Street Journal, eastern edition) plus two percent (2%) from, and including, the thirty-fifth (35th) day after such notice of an indemnification claim is given to, but not including, the date such recovery is actually made by the Indemnified Person.

            (d) NOTICE OF THIRD-PARTY CLAIMS; ASSUMPTION OF DEFENSE. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to promptly give notice shall not relieve the Indemnifying Person of its obligations except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (a) participate in the defense of any claim, suit, action or proceeding and (b) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification for all Damages arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Damages, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, however, that (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and
(ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

            (e) SETTLEMENT OR COMPROMISE. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any claim, suit, action or proceeding shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction, injunction, agreement with the effect of an injunction, or Damages shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least thirty (30) days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Damages in connection therewith in excess of the amount of unindemnifiable Damages which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

            (f) FAILURE OF INDEMNIFYING PERSON TO ACT. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

            (g)   CURE FOR  BREACHES OF  COVENANTS.  In the event any party to this Agreement breaches any of its covenants or obligations made hereunder (other than covenants and obligations made under Section 6.01 or 6.09 hereof), he/it shall be given ten (10) calendar days within which to cure such breach, following receipt by the breaching party of written notice from the non-breaching party of the existence and the extent of each such breach. The parties acknowledge and agree that the foregoing cure period is reasonable in relation to the covenants and obligations they have undertaken pursuant to this Agreement.

            (h) The provisions of this Section 6.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and his or its heirs and representatives.

      Section 6.10      ECLIPSE   EMPLOYEE  OR  CONSULTANT   AGREEMENTS.   (a)
Attached to EXHIBIT 6.10 hereto are true and correct copies of all employment, severance and consulting agreements to which ECLIPSE is a party.

      Section 6.11 STOCK OPTIONS. At the Effective Time, any outstanding option to purchase shares of ECLIPSE common stock, no par value per share, shall terminate.

      Section 6.12 REGISTRATION RIGHTS OF ZMAX SHARES. ZMAX and the Shareholders shall enter into a registration rights agreement substantially in the form attached hereto as EXHIBIT 6.12 (the "Registration Rights

Agreement"), pursuant to which the Shareholders will receive certain rights to register their ZMAX Shares in accordance with the terms of such agreement.

      Section 6.13 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; PROVIDED, HOWEVER, that ECLIPSE shall bear all of the costs and expenses (other than taxes) incurred by the Shareholders and ECLIPSE in connection with the preparation, negotiation and performance of this Agreement (including, without limitation, the letter agreement dated November 19, 1998); and, further PROVIDED, HOWEVER, that the total costs and expenses, including legal, accounting and other professional fees and costs of ECLIPSE and the Shareholders, as well as the total amount of accounts payable of ECLIPSE as of the Closing, shall not in the aggregate exceed the maximum amount of Eighty Five Thousand Dollars ($85,000.00), unless the Majority Shareholders first satisfy and pay any amount in excess of such $85,000.00 maximum amount.

      Section 6.14 NON-COMPETITION. Each of Frank Schultz and Mark Mirabile shall execute a separate non-compete agreement, in the forms attached hereto as EXHIBITS 6.14(A) AND (B), which provide that in the event his employment with ECLIPSE after the Closing is either terminated by him or terminated by ECLIPSE with cause, then he shall not engage in the computer consulting business within a fifty (50) mile radius of any office of ECLIPSE, nor solicit or provide any computer consulting services for any existing or targeted customers or clients of the Company, nor encourage any other existing employees or recruits of ECLIPSE to leave their employment with ECLIPSE, all for a period of five (5) years following the Closing.

      Section 6.15 APPOINTMENT OF FRANK SCHULTZ AS ZMAX DIRECTOR. Promptly after the Closing, ZMAX shall appoint Frank Schultz to its Board of Directors. Frank Schultz shall remain on the ZMAX Board of Directors as long as he is elected at the annual meetings of shareholders of ZMAX. So long as Frank Schultz does not breach the Shareholders Agreement attached hereto as
EXHIBIT 4.21(G), ZMAX (through its Nominating Committee) shall, at each annual meeting of the ZMAX shareholders, recommend Frank Schultz as a nominee to its Board of Directors, and its Board of Directors shall select Frank Schultz as a nominee for election to the Board, provided that Frank Schultz remains in compliance with the terms of the Shareholders Agreement attached hereto as
EXHIBIT 4.21(G). Frank Schultz shall be entitled to all of the rights and benefits generally available to other members of the ZMAX Board of Directors.

      Section 6.16 EMPLOYMENT AGREEMENTS. ZMAX agrees to enter into an Employment Agreement with each of Frank Schultz, Mark Mirabile, John Schultz, Scott Shedd and certain key employees of ECLIPSE, substantially in the forms attached hereto as EXHIBITS 6.16(A), (B), (C), (D) AND (E).

      Section 6.17 LIMITATION ON ECLIPSE LIABILITIES. In the event the total liabilities of ECLIPSE immediately prior to the Effective Date exceeds the aggregate amount of $566,500 plus a maximum of up to $101,100 in ECLIPSE accrued vacation expense and all obligations (other than due to a breach) arising under the office leases and equipment leases of ECLIPSE, then the

Majority Shareholders agree to cause ECLIPSE prior to the Effective Date to transfer all such excess liabilities to the Majority Shareholders who shall assume such liabilities so that such liabilities will not be liabilities of ECLIPSE as of the Effective Date. To the extent that the aggregate amount of the liabilities of ECLIPSE do not exceed the subject limitation immediately prior to the Effective Date, then ZMAX shall fully retire promptly after the Closing the indebtedness owed by ECLIPSE under its line-of-credit obligation to West Suburban Bank.

                                  ARTICLE VII

                                  CONDITIONS

      Section 7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of the following conditions:

            (a) This Agreement shall have been approved and adopted by the affirmative vote of all of the Shareholders.

            (b) Other than the filing provided for by Section 2.01, all authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Authority, and all required third party consents, the failure to obtain which would result in an ZMAX Material Adverse Effect, shall have been filed, occurred or been obtained.

            (c) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the Merger and shall be in effect.

            (d) The Escrow Agreement shall have been duly executed by the Shareholders, ZMAX and the Escrow Agent, which agreement shall be effective as of the Effective Date.

            (e) The Employment Agreements shall have been duly executed by the Surviving Corporation, ZMAX and each of Frank Schultz, Mark Mirabile, John chultz and Scott Shedd, and shall be binding on such parties and effective as of the Effective Date.

            (f) The Non-Competition Agreements shall have been duly executed by the Surviving Corporation, ZMAX and each of Frank Schultz and Mark
Mirabile, and shall be binding on such parties and effective as of the Effective Date.

            (g) The Registration Rights Agreement shall have been duly executed by the Shareholders, the Surviving Corporation and ZMAX and shall be binding on such parties and effective as of the Effective Date.

            (h) The Shareholders Agreement shall have been duly executed by ZMAX and the Shareholders, and ZMAX shall also cause Michael C. Higgins to execute the Shareholders Agreement for the purposes as provided therein.

      Section 7.02 CONDITIONS OF OBLIGATIONS OF ZMAX AND ACQUISITION TO EFFECT THE MERGER. The obligations of ZMAX and Acquisition to effect the Merger are further subject to the satisfaction at or prior to the Effective Date of the following conditions, unless waived by ZMAX and Acquisition:

            (a) The representations and warranties of ECLIPSE and the Shareholders set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date, except if and to the extent any failures to be true and correct would not, in the aggregate, result in an ECLIPSE Material Adverse Effect.

            (b) From the date of this Agreement through and including the Effective Date, except as set forth in EXHIBIT 4.06, ECLIPSE shall not have suffered any ECLIPSE Material Adverse Change.

            (c) ECLIPSE shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and all representations and warranties shall be true and correct as of the Effective Date, except where any failures to perform or breaches of such representations or warranties would not, in the aggregate, result in an ECLIPSE Material Adverse Effect, and shall provide a certificate of the President of ECLIPSE to that effect.

            (d) ECLIPSE shall furnish ZMAX with copies of (i) resolutions duly adopted by the Board of Directors of ECLIPSE approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable ECLIPSE to comply with the terms of this Agreement, (ii) the resolution duly adopted by the holders of ECLIPSE Shares approving and adopting this Agreement and the Merger, such resolutions to be certified by the Secretary or Assistant Secretary of ECLIPSE.

            (e) Opinions of Counsel to ECLIPSE and the Shareholders. ECLIPSE and the Shareholders shall furnish ZMAX with an opinion, dated as of the Effective Date, of Sugar, Friedberg & Felsenthal, counsel to ECLIPSE and the Shareholders, in form and substance satisfactory to ZMAX and its counsel, in the form attached hereto as EXHIBIT 7.02(E), to the effect that:

                  (i) ECLIPSE is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Illinois;

                  (ii) ECLIPSE has the corporate power to carry on its business as it is being conducted on the Closing Date;

                  (iii) the  authorized  capital stock of ECLIPSE  consists of
            1,000,000 shares of ECLIPSE common stock, no par value per share, of which the 170,000 ECLIPSE Shares issued and outstanding on the date hereof are validly issued and outstanding, fully paid and non-assessable and that between the date hereof and the Effective Date no additional shares of capital stock of ECLIPSE have been issued and none of such issued and outstanding ECLIPSE Shares were issued in violation of any preemptive rights of shareholders of ECLIPSE;

                  (iv)  ECLIPSE and the  Shareholders  have taken all required corporate and shareholder action to approve and adopt this Agreement and the related agreements and contracts contemplated hereby and this Agreement and all Exhibits hereto to which ECLIPSE and/or the Shareholders are a party are valid and binding obligations of ECLIPSE and/or the Shareholders enforceable against ECLIPSE and/or the Shareholders, as the case may be, in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                  (v) the execution and delivery of this Agreement by ECLIPSE and the Shareholders does not, and the consummation of the transactions contemplated by this Agreement by ECLIPSE and the Shareholders will not, constitute (i) a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of ECLIPSE, or (ii) a breach, violation or impairment of, or a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation now in effect applicable to ECLIPSE, the Shareholders or the respective properties of ECLIPSE or the ECLIPSE Shares, as known to such counsel, or any agreement, indenture, mortgage, lease or other instrument of ECLIPSE or to which ECLIPSE is subject and in each case known to such counsel; and

                  (vi) all filings required to be made by ECLIPSE prior to the Effective Time with, and all consents, approvals, permits or authorizations required to be obtained by ECLIPSE prior to the Effective Date from, Governmental Authorities in connection with the execution and delivery of this Agreement by ECLIPSE and the consummation of the transactions contemplated by this Agreement by ECLIPSE, have been so made or obtained, as the case may be.

            In rendering the foregoing opinion, such counsel may rely on certificates of officers and other agents of ECLIPSE, the Shareholders and public officials as to matters of fact and, as to matters relating to the law of jurisdictions other than Illinois, upon opinions of counsel of such other jurisdictions reasonably satisfactory to ZMAX and its counsel, provided such reliance is expressly noted in such counsel's opinion and the opinions of such other counsel and the certificates of such officers, agents and public officials relied on are attached to such counsel's opinion.

            (f) As of the Effective Date, the total liabilities of ECLIPSE shall not exceed the aggregate amount of $566,500 plus a maximum of up to $101,100 in ECLIPSE accrued vacation expense and all obligations (other than due to a breach) arising under the office leases and equipment leases of ECLIPSE.

            (g) All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other legal matters shall have been approved by Freedman, Levy, Kroll & Simonds, counsel to ZMAX, and such counsel shall have received all documents, certificates and other papers reasonably requested by it in connection therewith.

      Section 7.03 CONDITIONS OF OBLIGATION OF ECLIPSE TO EFFECT THE MERGER. The obligation of ECLIPSE to effect the Merger is further subject to the satisfaction at or prior to the Effective Date of the following conditions, unless waived by ECLIPSE:

            (a) The representations and warranties of ZMAX set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date, except if and to the extent any failures to be true and correct would not, in the aggregate, result in an ZMAX Material Adverse Effect.

            (b) From the date of this Agreement through and including the Effective Date, except as set forth in EXHIBIT 5.06, ZMAX shall not have suffered any ZMAX Material Adverse Changes (other than changes generally affecting the industries in which ZMAX operates, including changes due to actual or proposed changes in law or regulation).

            (c) ZMAX shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Date, and all representations and warranties shall be true and correct as of the Effective Date, except where any failures to perform or breaches of such representations or warranties would not, in the aggregate, have a material adverse effect on ZMAX and its subsidiaries taken as a whole, and shall provide a certificate of the President of ZMAX to that effect.

            (d)   ZMAX and  Acquisition  shall furnish  ECLIPSE with copies of
(i) resolutions duly adopted by their respective Boards of Directors approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable them to comply with the terms of this Agreement,
(ii) the resolutions duly adopted by ZMAX as the sole shareholder of Acquisition approving of the Merger and the transactions contemplated in this Agreement, such resolutions to be certified by the President, Secretary or Assistant Secretary of ZMAX.

            (e) ZMAX shall furnish ECLIPSE with an opinion, dated as of the Effective Date, of Freedman, Levy, Kroll & Simonds, counsel to ZMAX and Acquisition, in form and substance satisfactory to ECLIPSE and its counsel, in the form attached hereto as EXHIBIT 7.03(E), to the effect that:

                  (i) each of ZMAX and Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the state in which such corporations were incorporated;

                  (ii)  each  has  the   corporate   power  to  carry  on  its
            businesses as they are being conducted on the Effective Date;

                  (iii) the  authorized  capital  stock  of ZMAX  consists  of
            50,000,000 shares of ZMAX Common Stock and 10,000,000 shares of preferred stock, and the ZMAX Shares and the shares of ZMAX Common Stock issued and outstanding on the date hereof are validly issued and outstanding, fully paid and non-assessable and that between September 30, 1998, and the Effective Date no additional shares of ZMAX Common Stock have been issued (other than shares issued upon the exercise of stock options or warrants granted under ZMAX's stock option plans or warrant agreements referred to in Section 5.02) and none of such issued and outstanding shares of ZMAX Common Stock were issued in violation of any preemptive rights of shareholders of ZMAX;

                  (iv) ZMAX and Acquisition has each taken all required corporate action to approve and adopt this Agreement and the related agreements and contracts contemplated hereby (including, without limitation, the Registration Rights Agreement) and this Agreement is a valid and binding obligation of the each, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, reorganization, moratorium, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

                  (v) the execution and delivery of this Agreement by each of ZMAX and Acquisition do not, and the consummation of the transactions contemplated by this Agreement by each will not, constitute (i) a breach or violation of, or a default under, the articles of incorporation or bylaws of either, or (ii) a breach, violation or impairment of, or a default under, any judgment, decree, order, statute, law, ordinance, rule or regulation now in effect applicable to either or their respective properties known to such counsel, or any agreement, indenture, mortgage, lease or other instrument of either or to which either is subject and in each case known to such counsel and

                  (vi) all filings required to be made by each prior to the Effective Date with, and all consents, approvals, permits or authorizations required to be obtained by each prior to the Effective Date from, Governmental Authorities in connection with the execution and delivery of this Agreement by ZMAX and Acquisition, and the consummation of the transactions contemplated by this Agreement by each, have been so made or obtained, as the case may be.

            In rendering the foregoing opinion, such counsel may rely on certificates of officers and other agents of ZMAX or Acquisition and public officials as to matters of fact and, as to matters relating to the law of jurisdictions other than Delaware, upon opinions of counsel of such other jurisdictions reasonably satisfactory to ECLIPSE and its counsel, provided such reliance is expressly noted in the opinion of such counsel and the opinions of such other counsel and the certificates of such officers, agents and public officials relied on are attached to the opinion of such counsel to ZMAX and Acquisition.

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

      Section 8.01 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of ECLIPSE or Acquisition:

            (a)   by mutual consent of ZMAX and ECLIPSE;

            (b) by either ZMAX or ECLIPSE if the Merger shall not have been consummated on or before December 31, 1998 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement); or

            (c) by either ZMAX or ECLIPSE if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable (unless either (i) or (ii) above shall be the result of any improper action or inaction on the part of either ZMAX or ECLIPSE, as the case may be).

      Section 8.02 EFFECT OF TERMINATION. (a) In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, except as provided below in Section 8.02(b). Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

            (b) In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, ZMAX and Eclipse each agree on behalf of themselves and their respective agents and representatives, to promptly return to ZMAX all ZMAX Confidential Information and return to Eclipse all Eclipse Confidential Information and to refrain from keeping any copies thereof, or to destroy any such Confidential Information if so requested by the originating party.

      Section 8.03 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the Shareholders, but, after any such approval, no amendment shall be made which by law requires further approval by the Shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      Section 8.04 EXTENSION; WAIVER. At any time prior to the Effective Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX

                         POST-EFFECTIVE DATE COVENANTS

      Section 9.01 FURTHER INSTRUMENTS AND ACTIONS. From time to time after the Effective Date, ECLIPSE and the Shareholders shall execute and deliver to ZMAX such further documents as ZMAX may reasonably request and ECLIPSE and the Shareholders shall take all other actions, as required by ZMAX, in order to fully vest and confirm in ZMAX all right, title and interest of the ECLIPSE Shares and otherwise to carry out the purposes of this Agreement.

      Section 9.02 ECLIPSE 401(K) PLAN CONTRIBUTION. In January 1999, the Surviving Corporation shall make a contribution to its 401(k) retirement plan of One Hundred Fifty Thousand Dollars ($150,000.00).

      Section 9.03      APPOINTMENT   OF  FRANK  SCHULTZ  AS  ZMAX   DIRECTOR.
Promptly after the Closing, ZMAX shall appoint Frank Schultz to its Board of Directors.


                                   ARTICLE X

                                 MISCELLANEOUS

      Section 10.01     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
ESCROW.

            (a)   SURVIVAL.   All  of  the  representations,   warranties  and
covenants made herein shall continue to survive the Effective Date.

            (b) ESCROW. At the Closing, ZMAX shall deposit $145,000.00 (the "Escrow Fund") with the law firm of Freedman, Levy, Kroll & Simonds in Washington, D.C. (the "Escrow Agent"), which Escrow Fund shall be governed by the terms of the Escrow Agreement dated as of the Effective Date and attached hereto as EXHIBIT 10.01(B). All costs and expenses of the Escrow Agent shall be paid solely by ZMAX. The portion of the Escrow Fund deposited on behalf of each of the Shareholders is listed opposite such Shareholder's name on the attached EXHIBIT 10.01(B)(I). The Escrow Fund shall be available for a period of up to one hundred twenty (120) days after the Closing (the "Escrow Period") as an initial amount, with the Shareholders being liable for any amounts due in excess of the amount of the Escrow Fund, to compensate ZMAX and its Affiliates for any shortfall in the cash and accounts receivable of ECLIPSE as provided in Section 3.01(e), as well as any accounts payable amounts of ECLIPSE attributable to the period prior to the Effective Date and for which ECLIPSE has not received an invoice as of the Effective Date but for which ECLIPSE receives an invoice after the Effective Date, and any sales commission liabilities of ECLIPSE which remain unpaid as of the Effective Date. Although ZMAX shall not be liable for any such shortfall in the cash or accounts receivable of ECLIPSE or any such accounts payable or sales commission liabilities of ECLIPSE, ZMAX agrees to first offset any such amounts against the Escrow Fund prior to seeking reimbursement for such amounts from the Shareholders.

      Section 10.02 NOTICES. All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed), mailed by registered or certified mail (return receipt requested), or delivered by a national overnight delivery service (e.g., Federal Express) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to ZMAX or Acquisition, to

                  ZMAX Corporation
                  20251 Century Boulevard
                  Germantown, Maryland 20874
                  Attention: Michael C. Higgins, President
                  Facsimile No.: (301) 353-9505

                  with a copy to

                  Thomas L. James, Esq.
                  Freedman, Levy, Kroll & Simonds
                  1050 Connecticut Avenue, N.W., Suite 825
                  Washington, D.C. 20036-5366
                  Facsimile No.: (202) 457-5151

                  and

            (b)   if to ECLIPSE or to the Shareholders, to

                  Eclipse Information Systems, Inc.
                  1 Mid America Plaza, Suite 403
                  Villa park, Illinois 60181
                  Attention: Frank Schultz, President
                  Facsimile No.: ______________

                  with a copy to:

                  Ira S. Neiman, Esq.
                  Sugar, Friedberg & Felsenthal
                  30 North La Salle Street, Suite 2600
                  Chicago, Illinois 60602
                  Facsimile No.: (312) 372-7951

      Section 10.03 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      Section 10.04 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      Section 10.05 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise, provided that ZMAX may cause Acquisition to assign its rights and obligations to ZMAX or any other wholly owned subsidiary of ZMAX, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

      Section 10.06     GOVERNING LAW; JURISDICTION AND SERVICE OF PROCESS.

            (a)   GOVERNING  LAW.  This   Agreement   shall  be  governed  and
construed in accordance with the laws of the State of Illinois without regard to any applicable principles of conflicts of law.

            (b) JURISDICTION AND SERVICE OF PROCESS. ANY ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY RIGHT ARISING OUT OF, THIS AGREEMENT SHALL BE BROUGHT AGAINST ANY OF THE PARTIES HERETO IN THE APPROPRIATE FEDERAL COURT LOCATED IN CHICAGO, ILLINOIS, WITH EACH PARTY HERETO AGREEING TO SUBJECT MATTER JURISDICTION, PERSONAL JURISDICTION AND VENUE IN SUCH COURT. EACH OF THE PARTIES HERETO CONSENTS TO THIS JURISDICTION

PROVISION IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN. PROCESS IN ANY ACTION OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE MAY BE SERVED ON ANY PARTY HERETO ANYWHERE IN THE WORLD.

      Section 10.07 PUBLICITY. Except as otherwise required by law or the rules or regulations of the SEC or any national securities exchange, for so long as this Agreement is in effect, neither ECLIPSE nor ZMAX shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without prior consultation with the other party.

      Section 10.08 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement

      Section 10.09 SHAREHOLDERS' AGENT. Each Shareholder hereby appoints Frank Schultz as attorney-in-fact for the Shareholders (the Shareholders' Agent") for purposes of representing the interests of the Shareholders in the resolution of claims for indemnification hereunder and otherwise with respect to this Agreement. Each Shareholder hereby authorizes the Shareholders' Agent to take any and all actions on behalf of all the Shareholders in connection with this Agreement, including but not limited to amending this Agreement, and each Shareholder consents to and agrees to be bound by any and all actions taken by the Shareholders' Agent. The Shareholders' Agent sall not be liable to any of the Shareholders for any error in judgement, amuy mistake of fact or law or any act done or omitted by him as the Shareholders' Agent in good faith, unless as the result of his willful misconduct. In case of the resignation, death or inability of Frank Schultz to serve as the Shareholders' Agent, then Mark Mirabile shall become the Shareholders' Agent. If Mark Mirabile is unable or unwilling to act as a successor, a successor shall be designated by the Shareholders who holding a majority of the ECLIPSE Shares immediately prior to the Effective Date. Any such designation by the Shareholders shall be evidenced by a writing signed by the Shareholders making such designation.

      IN WITNESS WHEREOF, ZMAX, Acquisition, ECLIPSE and the Shareholders have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ATTEST:                                                   ZMAX CORPORATION

 /s/JAMES T. MCCUBBIN                             By:/s/MICHAEL C. HIGGINS
 --------------------                                ---------------------
 James T. McCubbin                                   Michael C. Higgins
 Assistant Secretary                                 President

ATTEST:                                        ECLIPSE ACQUISITION CORPORATION

 /s/JAMES T. MCCUBBIN                             By:/s/MICHAEL C. HIGGINS
 --------------------                                ---------------------
 James T. McCubbin                                   Michael C. Higgins
 Secretary                                           President

ATTEST/WITNESS:                              ECLIPSE INFORMATION SYSTEMS, INC.

                                             By:/s/FRANK SCHULTZ
----------------------------                 -------------------------
Name:                                        Frank Schultz
Secretary                                    President

                                             /s/FRANK SCHULTZ
----------------------------                 -------------------------
Witness                                      Frank Schultz, Individually

                                             /s/MARK MIRABILE
----------------------------                 -------------------------
Witness                                      Mark Mirabile, Individually

                                             /s/JOHN SCHULTZ
----------------------------                 -------------------------
Witness                                      John Schultz, Individually

                                             /s/SCOTT SHEDD
----------------------------                 -------------------------
Witness                                      Scott Shedd, Individually

                                             /s/BRAD ADAMS
----------------------------                 -------------------------
Witness                                      Brad Adams, Individually

                                             /s/RON HILICKI
----------------------------                 -------------------------
Witness                                      Ron Hilicki, Individually

                                             /s/FRED ANDERSON
----------------------------                 -------------------------
Witness                                      Fred Anderson, Individually

                                             /s/HAROLD ZIMMERMAN
----------------------------                 -------------------------
Witness                                      Harold Zimmerman, Individually

                                             /s/CHRIS GILDONE
----------------------------                 -------------------------
Witness                                      Chris Gildone, Individually

                                             /s/DAVE VITTITOW
----------------------------                 -------------------------
Witness                                      Dave Vittitow, Individually

                                             /s/KRISTINA PALMER
----------------------------                 -------------------------
Witness                                      Kristina Palmer, Individually

                                             /s/TOM CARROLL
----------------------------                 -------------------------
Witness                                      Tom Carroll, Individually

                                             /s/GARY SINGER
----------------------------                 -------------------------
Witness                                      Gary Singer, Individually